ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. REPORTS SECOND QUARTER 2007 RESULTS

Addison, Texas, August 13, 2007; ULURU INC. (AMEX. ULU) reported financial results today for the quarter and six months ended June 30, 2007.

For the quarter ended June 30, 2007, the net loss attributable to common stockholders was $1,209,000, or $0.02 per share, compared to a net loss of $1,612,000, or $0.13 per share, for corresponding period in 2006.  For the six months ended June 30, 2007, the net loss was $2,056,000, or $0.03 per share, compared to a net loss of $4,530,000, or $0.38 per share, for the six months ended June 30, 2006.  The net loss was impacted by non-cash expenses related to stock options accounted for in accordance with SFAS 123(R) “Share Based Payment” of $119,000 and $221,000, for the quarter and six months ended June 30, 2007, respectively (compared with no expense for the corresponding periods in 2006), and by the amortization of our intangible assets of $269,000 and $534,000 for the quarter and six months ended June 30, 2007, respectively.

Income Statement
Revenues for the second quarter of 2007 were $119,000, compared with $312,000 for the same period last year.  The decrease of $193,000 is primarily due to lower licensing fees as a result of a non-recurring milestone of $155,000 for Zindaclin® in 2006 and the lack of Aphthasol® product sales to our domestic distributor in 2007 due to timing of product orders.  These items were partially offset by an increase in royalties associated with the international sales of Zindaclin® along with an increase in sponsored research.

Total costs and expenses increased by $216,000 in the second quarter 2007 to $1,533,000, compared with the corresponding period in 2006 where total costs and expenses were $1,317,000. General and administrative expenses were responsible for this increase, as these expenses increased from $463,000 in the second quarter 2006 to $694,000 in 2007, a $231,000 increase. Increased costs include legal expenses for patent prosecution ($82,000), and expenses related to being a public company, including director fees ($71,000), annual report and annual meeting expenses ($31,000).  Research and development costs increased from $478,000 in the second quarter 2006 to $554,000 in 2007. The $76,000 increase is primarily due to; fees payable to the Food and Drug Administration of $58,000 and increased compensation expense of $30,000. Cost of product sales declined by $97,000 in 2007 reflecting no shipments to our distributor in the 2007 period.

Interest and miscellaneous income increased significantly in second quarter 2007 to $206,000, compared with $3,000 for the same period last year.  The increase of $203,000 is attributable to our increased liquidity due to the recapitalization of the Company in December 2006.

There was no interest expense for the three months ended June 30, 2007 as compared to the expense of $610,000 for the same period last year.  The decrease in interest expense relates to the payoff in December 2006 of our outstanding secured convertible debentures.

Balance Sheet
Cash and cash equivalents totaled $16,261,000 at June 30, 2007, a decrease of $657,000 as compared to our cash and cash equivalents at December 31, 2006 of $16,918,000.   The decrease in net cash for the six months ended June 30, 2007 was due to several factors; the expenditure of $531,000 for the purchase of manufacturing equipment for commercial scale-up of our OraDisc™ products, the $350,000 payment in April 2007 of our original asset purchase obligation, and the net cash used for operations of approximately $51,000.  These net cash decreases were partially offset by proceeds of $275,000 from the exercise of warrants to purchase our common stock.

Commenting on the quarterly results, Kerry P. Gray, President and CEO stated, “Our loss from operations was significantly lower than our operating plan despite our revenues being marginally lower than our expectations due primarily to sponsored research payments. Expense control and the development of study plans that offer the best potential returns on our research investment have contributed to this positive variance. We expect our operating expenses to increase over the balance of this year as we expand our organization and clinical study program to take advantage of our product opportunities”.

Since the last quarterly report there has been significant progress both in the area of business development and in product development:
¬	Three corporate development agreements have been signed.
–	A consumer products agreement
–	A veterinary products agreement
–	An advanced wound care agreement
¬	Clinical studies of our wound dressing product have commenced
¬	Our clinical study program has been expanded to include studies in chronic wounds with the VA Hospitals.
¬	Two additional product formulations have been developed:
–	In conjunction with a partner we have developed a nanoparticle spray film
–	We have expanded our wound care product line to include a preformed sized wound dressing with the same properties as our powder formulation
¬
We have initiated a porcine study to determine the optimal material characteristics for the clinical development of a range of dermal fillers that we anticipate will provide longer periods between re-application.

Gray continued “The Company made significant business development and technical advances in the second quarter which exceeded our expectations. In addition to the announced agreements great progress has been made in numerous high value areas to expand our partnering network. The technical achievements provide us with additional opportunities for product candidates and the ability to make further improvements in our wound dressing. The preformed wound dressing product offers a convenient alternative to our powder product for various wound types and provides for additional drug delivery opportunities which we feel has exciting potential to expand our market opportunity.”

About ULURU Inc.:
ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating) relating to future product and  financial performance of ULURU Inc. (the "Company" expected increases in our operating expenses and business development and technical advances. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the progress of our technology with corporate partners favorably impacting 2007 performance, pre-clinical results for our products and advantages of our products. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. The Company cautions that various factors, including the factors described hereunder and those discussed in the Company's other filings with the Securities and Exchange Commission, as well as general economic conditions, industry trends,  collect accounts receivable, hire and retain qualified personnel, Food and Drug Administration regulations, adverse litigation, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES
License fees	$ 16,831	$ 155,037	$ 154,880	$ 155,037
Royalty income	81,456	69,943	136,918	252,115
Product sales	-0-	75,578	-0-	75,578
Other	20,501	11,664	210,501	96,656
Total Revenues	118,788	312,222	502,299	579,386

COSTS AND EXPENSES
Cost of goods sold	-0-	96,520	-0-	96,520
Research and development	553,755	477,725	1,119,163	954,121
General and administrative	693,588	462,878	1,288,826	745,907
Amortization	268,630	262,550	534,173	519,724
Depreciation	17,173	17,173	33,877	31,898
Total Costs and Expenses	1,533,146	1,316,846	2,976,039	2,348,170

OPERATING (LOSS)	(1,414,358)	(1,004,624)	(2,473,740)	(1,768,784)

Other Income (Expense)
Interest and miscellaneous income	205,825	2,830	419,630	11,210
Interest expense	-0-	(610,461)	(1,574)	(984,464)
Commitment fee – Standby Equity Agreement	-0-	-0-	-0-	(1,787,940)

NET (LOSS)	$(1,208,533)	$ (1,612,255)	$ (2,055,684)	$ (4,529,978)

Basic and diluted net (loss) per common share	$ (0.02)	$ (0.13)	$ (0.03)	$ (0.38)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	61,916,935	12,844,311	61,326,745	11,937,440

ULURU Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)

Cash and cash equivalents	$ 16,260,910	$ 16,918,007
Current assets	16,799,292	17,856,476
Property and equipment, net	1,182,199	691,132
Other assets	11,591,298	12,119,618
Total assets	29,572,789	30,667,226

Current liabilities	1,323,997	1,382,003
Long term liabilities – deferred revenue	523,005	-0-
Total liabilities	1,847,002	1,382,003
Total stockholders’ equity	27,725,787	29,285,223